                                                                   Exhibit 99.01

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
ATMI, Inc.

We have audited the supplemental consolidated balance sheets of ATMI, Inc. (formed as a result of the consolidation of Advanced Technology Materials, Inc., Advanced Delivery & Chemical Systems Nevada, Inc. and its affiliates (the "ADCS Group") and Lawrence Semiconductor Laboratories, Inc.) as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the mergers of Advanced Technology Materials, Inc., the ADCS Group, and Lawrence Semiconductor Laboratories, Inc. on October 10, 1997, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of ATMI, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Lawrence Semiconductor Laboratories, Inc., which statements reflect total assets constituting 33% for 1996 and 24% for 1995 of the related supplemental consolidated financial statement totals, and which reflect total net income constituting approximately 24% of the related supplemental consolidated financial statement totals for the three year period ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Lawrence Semiconductor Laboratories, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATMI, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the mergers of Advanced Technology and Materials, Inc., the ADCS Group and Lawrence Semiconductor Laboratories, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                      ERNST & YOUNG LLP

Stamford, Connecticut
December 15, 1997

                       Report of Independent Accountants


To the Board of Directors of
Lawrence Semiconductor Laboratories, Inc. and Affiliate

In our opinion, the combined balance sheets and the related combined statements of income and retained earnings and of cash flows of Lawrence Semiconductor Laboratories, Inc. and Affiliate (Lawrence) (not presented separately herein) present fairly, in all material respects, the financial position of Lawrence Semiconductor Laboratories, Inc. and Affiliate at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Lawrence's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Phoenix, Arizona
May 17, 1997, except for the last paragraph of
Note 3 which is as of July 29, 1997 and the last paragraph of Note 6 which is as of December 18, 1997.

                                   ATMI, Inc.
                    Supplemental Consolidated Balance Sheets

                                                                                      December 31,
                                                                             ------------------------------
                                                                               1996                 1995
---------------------------------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents (Note 1)                                      $ 12,574,000         $ 11,962,000
   Marketable securities (Notes 1 and 2)                                     18,238,000           21,856,000
   Accounts receivable, net of allowance for doubtful accounts of
       $361,000 in 1996 and $109,000 in 1995 (Note 3)                        13,804,000           12,890,000
   Notes and other receivables (Note 3)                                       2,933,000            1,397,000
   Inventories (Notes 1 and 4)                                                7,769,000            3,579,000
   Other                                                                        718,000              659,000
---------------------------------------------------------------------------------------------------------------
Total current assets                                                         56,036,000           52,343,000

Property and equipment, net (Notes 1 and 5)                                  30,660,000           19,522,000

Goodwill and other long-term assets, net (Notes 1 and 10)                     6,495,000            6,725,000
===============================================================================================================
                                                                           $ 93,191,000         $ 78,590,000
===============================================================================================================

Liabilities and stockholders' equity
Current liabilities:
   Notes payable, current portion (Note 6)                                 $  2,059,000         $  5,808,000
   Capital lease obligations, current portion (Note 7)                        1,837,000              959,000
   Accounts payable                                                           5,219,000            4,905,000
   Accrued expenses                                                           3,921,000            4,841,000
   Accrued commissions                                                        1,379,000              984,000
   Accrued litigation settlement (Note 12)                                    2,000,000                    -
   Deferred income taxes (Note 8)                                             1,989,000                    -
   Other                                                                      1,046,000              625,000
---------------------------------------------------------------------------------------------------------------
Total current liabilities                                                    19,450,000           18,122,000

Notes payable, less current portion (Note 6)                                 10,342,000            8,835,000
Capital lease obligations (Note 7)                                            5,427,000            3,140,000
Deferred income taxes (Note 8)                                                1,873,000            2,659,000
Other long-term liabilities                                                      81,000              181,000

Minority interest                                                               545,000              535,000

Stockholders' equity (Note 9):
    Preferred stock, par value $.01: 2,000,000 shares authorized;
        none issued and outstanding                                                   -                    -
    Common stock, par value $.01: 30,000,000 shares authorized;
        Issued 17,873,128 in 1996 and 17,818,929 in 1995                        179,000              178,000
    Additional paid-in capital                                               37,431,000           37,257,000
    Cumulative translation adjustment                                           (55,000)             (10,000)
    Retained earnings                                                        17,918,000            7,693,000
---------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                   55,473,000           45,118,000
===============================================================================================================
                                                                           $ 93,191,000         $ 78,590,000
===============================================================================================================

See accompanying notes.

                                  ATMI, Inc.
                Supplemental Consolidated Statements of Income



                                                                         Year ended December 31,
                                                     ----------------------------------------------------------
                                                          1996               1995                 1994
---------------------------------------------------------------------------------------------------------------
Revenues (Note 1):
   Product revenues                                     $ 78,815,000       $ 51,460,000        $ 27,537,000
   Contract revenues                                       9,846,000          8,712,000           7,223,000
---------------------------------------------------------------------------------------------------------------
Total revenues                                            88,661,000         60,172,000          34,760,000
Cost of revenues:
   Cost of product revenues                               32,890,000         22,232,000          11,588,000
   Cost of contract revenues                               8,341,000          7,491,000           6,151,000
---------------------------------------------------------------------------------------------------------------
Total cost of revenues                                    41,231,000         29,723,000          17,739,000
---------------------------------------------------------------------------------------------------------------
Gross profit                                              47,430,000         30,449,000          17,021,000

Operating expenses:
   Research and development (Note 1)                       9,838,000          5,697,000           3,981,000
   Selling, general and administrative                    22,590,000         15,886,000           9,308,000
---------------------------------------------------------------------------------------------------------------
                                                          32,428,000         21,583,000          13,289,000
---------------------------------------------------------------------------------------------------------------
Operating income                                          15,002,000          8,866,000           3,732,000

Interest income                                            1,639,000            963,000             553,000
Interest expense (Note 6)                                 (1,635,000)        (1,320,000)           (803,000)
Other income (expense), net (Notes 10 and 11)                 18,000           (543,000)          3,769,000
---------------------------------------------------------------------------------------------------------------
Income before taxes and minority interest                 15,024,000          7,966,000           7,251,000
Income taxes (Note 8)                                      3,158,000          2,888,000           1,728,000
---------------------------------------------------------------------------------------------------------------
Income before minority interest                           11,866,000          5,078,000           5,523,000
Minority interest                                            151,000             10,000              12,000
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Net income                                              $ 12,017,000        $ 5,088,000        $  5,535,000
===============================================================================================================

Net income per share (Notes 1 and 9)                        $0.65              $0.30               $0.33
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (Note 1)              18,456,000         17,171,000          16,693,000
===============================================================================================================

See accompanying notes.

                                   ATMI, Inc.
          Supplemental Consolidated Statements of Stockholders' Equity

                                                                                                   Retained
                                                                   Additional      Cumulative     Earnings/
                                                      Common    Paid-in Capital    Translation   (Accumulated
                                                       Stock                       Adjustment      Deficit)         Total
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                          $ 160,000     $ 19,595,000     $       -  $  (2,930,000)   $  16,825,000

Issuance of 24,440 common shares
pursuant to the exercise of employee stock
options                                                       -           12,000                             -          12,000

Issuance of 74,017 common shares pursuant to the
exercise of warrants                                      1,000           37,000                             -          38,000

Net income                                                    -                -                     5,535,000       5,535,000
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                            161,000       19,644,000             -       2,605,000      22,410,000

Issuance of 137,571 common shares
pursuant to the exercise of employee stock
options                                                   1,000          183,000                             -         184,000

Sale of 1,525,000 common shares, net of issuance
costs of $1,489,000                                      16,000       17,177,000                             -      17,193,000

Issuance of 20,000 common shares
pursuant to the acquisition of Epitronics                     -          203,000                             -         203,000

Compensation from the issuance of common
stock options                                                 -           50,000                             -          50,000

Cumulative translation adjustment                                                      (10,000)                        (10,000)

Net income                                                    -                -                     5,088,000       5,088,000
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                            178,000       37,257,000       (10,000)      7,693,000      45,118,000

Issuance of 54,199 common shares
pursuant to the exercise of employee stock
options                                                   1,000          174,000                             -         175,000

Distributions to stockholders                                 -                -                    (1,792,000)     (1,792,000)

Cumulative translation adjustment                                                      (45,000)                        (45,000)

Net income                                                    -                -                    12,017,000      12,017,000
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                          $ 179,000     $ 37,431,000     $ (55,000) $   17,918,000   $  55,473,000
===============================================================================================================================

See accompanying notes.

                                  ATMI, Inc.
              Supplemental Consolidated Statements of Cash Flows

                                                                                    Year ended December 31,
                                                                 ----------------------------------------------------------
                                                                        1996               1995                1994
---------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                           $  12,017,000       $  5,088,000        $  5,535,000
Adjustments to reconcile net income to net cash provided (used)
   by operating activities:
     Depreciation and amortization                                       4,678,000          3,179,000           2,306,000
     Gain on restructuring of joint venture                                      -                  -          (4,610,000)
     Stock option compensation                                                   -             50,000                   -
     Gain on disposal of property and equipment                                  -                  -             (21,000)
     Bad debt expense                                                      191,000             16,000                   -
     Deferred income taxes                                               1,204,000          1,160,000             626,000
     Loss on sale/leaseback of equipment                                         -            542,000                   -
     Minority interest in net earnings of subsidiaries                    (151,000)           (10,000)            (12,000)
     Changes in operating assets and liabilities
        Increase in accounts and notes receivable                       (2,031,000)        (5,505,000)         (2,109,000)
        Increase in inventory                                           (4,415,000)          (830,000)           (705,000)
        Increase in other assets                                          (231,000)          (259,000)            (19,000)
        Increase in accounts payable                                       313,000          1,341,000           1,052,000
        Increase in accrued expenses                                     3,045,000          1,062,000             623,000
        (Decrease) increase in other liabilities                        (1,395,000)         1,352,000             546,000
---------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                        1,208,000          2,098,000          (2,323,000)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                               13,225,000          7,186,000           3,212,000
---------------------------------------------------------------------------------------------------------------------------

Investing activities
Capital expenditures                                                   (11,591,000)        (6,328,000)         (3,038,000)
Long-term investment                                                             -         (1,000,000)                  -
Sale (purchase) of marketable securities, net                            3,617,000        (11,213,000)          2,433,000
Advances to shareholder on notes receivable                               (286,000)          (256,000)           (158,000)
Payments for acquisitions                                               (4,000,000)          (550,000)            (93,000)
Proceeds from sale of assets                                               619,000            384,000                   -
Net cash received from joint venture restructuring                               -                  -           2,457,000
---------------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by investing activities                       (11,641,000)       (18,963,000)          1,601,000
---------------------------------------------------------------------------------------------------------------------------

Financing activities
Proceeds from issuance of notes payable                                  4,447,000          3,226,000           1,414,000
Principal payments on notes payable                                     (2,553,000)        (1,933,000)         (1,314,000)
Distribution to shareholders                                            (1,792,000)                 -                   -
Repayment of amounts borrowed                                             (135,000)          (235,000)                  -
Payments on capital lease obligations                                   (1,274,000)          (995,000)           (838,000)
Proceeds from sale of common stock                                               -         17,193,000                   -
Cash contributed by minority partner                                       161,000            539,000              18,000
Proceeds from exercise of stock options and warrants                       174,000            113,000              49,000
---------------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by financing activities                          (972,000)        17,908,000            (671,000)
---------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                  612,000          6,131,000           4,142,000
Cash and cash equivalents, beginning of year                            11,962,000          5,831,000           1,689,000
===========================================================================================================================
Cash and cash equivalents, end of year                               $  12,574,000       $ 11,962,000        $  5,831,000
===========================================================================================================================

See accompanying notes.

                                   ATMI, Inc.
            Notes to Supplemental Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of Presentation

Advanced Technology Materials, Inc. underwent a reorganization involving the creation of a new holding company (ATMI, Inc. the successor registrant of Advanced Technology Materials, Inc.) by means of a merger resulting in the prior registrant becoming a wholly owned subsidiary of the holding company. In addition, these supplemental consolidated financial statements give retroactive effect to the acquisitions of Advanced Delivery & Chemical Systems Nevada Inc., and related entities (the "ADCS Group") and Lawrence Semiconductor Laboratories, Inc. and Affiliate ("LSL") which have been accounted for using the pooling-of-interests method. These supplemental financial statements will become the Company's primary historical financial statements upon issuance of financial statements that include the date of consummation of all of the above-described transactions. Both of these acquisitions occurred on October 10, 1997, as part of the consummation of the transactions described in Note 11 below. The accompanying audited financial statements are those of ATMI, Inc. ("ATMI"), the newly formed company, and have been prepared in accordance with the instructions to Form 10-K and Article 3 of Regulation S-X and include all of the financial information and disclosures required by generally accepted accounting principles.

Company's Activities

ATMI, Inc. together with its subsidiaries ("the Company") is a leading supplier of thin film materials, equipment and services used worldwide in the manufacture of semiconductor devices. The Company targets high growth consumable and equipment markets within the semiconductor industry with proprietary and patented products based on chemical vapor deposition ("CVD") technology. Specifically, the Company provides, a broad range of ultrahigh purity thin film materials and related delivery systems, a full line of point-of-use semiconductor environmental equipment and services, and specialty epitaxial thin film deposition services.

Principles of Consolidation

The consolidated financial statements include the accounts of ATMI and all wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Product revenues are recognized upon shipment of goods. Contract revenues under fixed-price and cost-reimbursement-type contracts are recognized using the percentage of completion method based upon costs incurred and estimated future costs. Provisions for expected losses on contracts are recorded in the period when incurred. Revenues under fixed price contracts from the U.S. Government were $4,046,000 $4,542,000 and $4,201,000 for the years ended December 31, 1996,
1995 and 1994, respectively. Revenues under cost-reimbursement-type contracts from the U.S. Government were $5,800,000, $4,170,000 and $2,817,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)


1. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Research and Development

Research and development costs, including materials, labor, and overhead related to self-funded projects and cost sharing arrangements with the U.S. Government, are expensed as incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

Marketable securities are classified as available for sale and are reported at fair value, which approximates cost. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The cost of securities sold is based on the specific identification method. Interest on these securities is included in interest income.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to thirty-five years.

Foreign Currency Translation

Adjustments relating to the translation of foreign currency to U.S. dollars are reported as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income (expense) and are immaterial.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)


1. Summary of Significant Accounting Policies (continued)

Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Fair Values of Financial Instruments

The Company's financial instruments include cash and cash equivalents, accounts receivable, short-term investments and short-term debt. Marketable securities are accounted for at fair value. All other financial instruments are accounted for on a historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

Long Lived Assets

The Company reviews on a periodic basis the value of its long-lived assets to determine whether an impairment exists. At December 31, 1996, no such impairment existed. Goodwill and other long term assets are stated net of accumulated amortization of $293,000 and $75,000 at December 31, 1996 and 1995, respectively.

Stock Based Compensation

Effective in fiscal year 1996, the Company adopted Financial Accounting Statement No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting had been applied, are presented in Note 9.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)


1. Summary of Significant Accounting Policies (continued)

Per Share Data

Earnings per common share are computed using the treasury stock method based on the weighted average number of common shares and common stock equivalent shares outstanding during the period. Shares outstanding have been restated to include those shares that would have been issued in connection with the acquisitions of the ADCS Group, LSL and Vector Technical Group, Inc. ("Vector") (see Note 10) in each of the periods presented. Shares from the assumed exercise of options and warrants granted by the Company have been included in the computations of earnings per share for all periods, unless their inclusion would be antidilutive.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. This Statement simplifies the computation of earnings per share and makes the computation more consistent with those of other countries. The implementation will require the disclosure of basic and diluted earnings per share. The Company will adopt this Statement during the fourth quarter of 1997. Pro forma basic earnings per share under the new computation are $0.67, $0.31, and $0.34 for the years ended December 31, 1996, 1995, 1994, respectively. The impact of Statement 128 on the calculation of fully diluted earnings per share for these periods was not material.

2. Marketable Securities

Marketable securities are comprised of the following:

                                             December 31,
                                  ------------------------------------------
                                          1996                   1995
                                  -------------------    -------------------
Corporate obligations                $    7,431,000       $    7,775,000
U.S. Government obligations               9,538,000           14,081,000
Certificates of deposit                   1,269,000                    -
                                  -------------------    -------------------
                                     $   18,238,000       $   21,856,000
                                  ===================    ===================

All of the Company's marketable securities have maturities of less than two years.

3. Accounts and Notes Receivable

Amounts due from various agencies of the U.S. Government were approximately $2,063,000 and $2,031,000 of accounts receivable at December 31, 1996 and 1995, respectively. Unbilled accounts receivable were $757,000 and $586,000 and customer advances, included in other liabilities, were $276,000 and $447,000 at December 31, 1996 and 1995, respectively.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)


3. Accounts and Notes Receivable (continued)

Notes receivable include advances to a shareholder which bear interest at 7% and are due upon demand. The balances at December 31, 1996 and 1995 are $1,099,000 and $813,000, respectively and included accrued interest of $126,000 and $70,000, respectively. Interest income on the notes totaled $56,000, $32,000 and $18,000, in years ended December 31, 1996, 1995 and 1994, respectively. In addition notes receivable of $1,834,000 and $584,000 at December 31, 1996 and 1995, respectively, are for use of the Company's epitaxial reactors and advances made to Lawrence Semiconductor Investments, Inc., an entity which is owned by a significant shareholder of the Company.

Credit is extended to commercial customers based on an evaluation of their financial condition, and collateral is not generally required. The evaluation of financial condition is performed to reduce the risk of loss. The Company has not experienced any material losses due to uncollectible accounts receivables since inception. Certain transactions with foreign customers are supported by letters of credit. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

4. Inventories

Inventories are comprised of the following:

                                             December 31,
                                  ------------------------------------
                                         1996                1995
                                  ----------------    ----------------
Raw materials                         $5,538,000          $2,779,000
Manufacturing spare parts              1,266,000             406,000
Work in process                          687,000             614,000
Finished goods                           937,000              59,000
                                  ----------------    ----------------
                                       8,428,000           3,858,000
Obsolescence reserve                    (659,000)           (279,000)
                                  ----------------    ----------------
                                      $7,769,000          $3,579,000
                                  ================    ================

5. Property and Equipment

Property and equipment is comprised of the following:

                                                 December 31,
                                   -------------------------------------
                                          1996                 1995
                                   -----------------    ----------------
Land                                  $ 1,751,000          $ 1,242,000
Buildings                               4,947,000              211,000
Machinery and equipment                33,646,000           24,192,000
Furniture and fixtures                  1,157,000              722,000
Leasehold improvements                  3,788,000            3,929,000
                                    ----------------     ---------------
                                       45,289,000           30,296,000
Accumulated depreciation
   and amortization                   (14,629,000)         (10,774,000)
                                   -----------------    ----------------
                                      $30,660,000          $19,522,000
                                   =================    ================

                                   ATMI, Inc.
       Notes to Supplemental Consolidated Financial Statements (continued)

5. Property and Equipment (continued)

Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $4,277,000, $3,104,000 and $2,306,000, respectively.

6. Notes Payable

Notes payable consist of the following:


                                                                                          December 31,
                                                                             -----------------------------------
                                                                                    1996                1995
                                                                             ------------------  ---------------
   Note payable in conjunction  with  acquisition of Guardian  Systems,
    bearing interest at 5.4%, due on January 4, 1996.                          $         -          $4,000,000
   Note payable in conjunction  with  acquisition of Guardian  Systems, bearing  interest at 8.5% and 8.25% at December  31, 1996 and 1995,
    due in three annual installments beginning January 1, 1999                   2,000,000           2,000,000
   Term loans with a Connecticut  state agency,  bearing interest ranging
    between 5%-6%, due between April 2001-June 2002                              1,800,000           1,300,000
   Equipment  credit line with a commercial  bank,  bearing interest at
    9% and 9.5% at  December  31,  1996  and  1995,  respectively,  due
    through June 2000                                                            1,701,000           2,019,000
   Notes payable with commercial banks and leasing  companies,  bearing
    interest   ranging   between   7.3%-12.42%,   due   between   April
    1997-February 2009                                                           6,835,000           4,661,000
   Other notes payable                                                              65,000             663,000
                                                                             ------------------  ---------------
                                                                                12,401,000          14,643,000
   Less current portion                                                         (2,059,000)         (5,808,000)
                                                                             ------------------  ---------------
                                                                               $10,342,000          $8,835,000
                                                                             ==================  ===============

                                   ATMI, Inc.
       Notes to Supplemental Consolidated Financial Statements (continued)

6. Notes Payable (continued)

The approximate aggregate debt maturities are as follows:


Year ending December 31:
         1997                                $ 2,059,000
         1998                                  2,161,000
         1999                                  2,058,000
         2000                                  1,111,000
         2001                                  1,442,000
         Thereafter                            3,570,000
                                           ----------------
                                             $12,401,000
                                           ================

The term loans of $1,800,000 are collateralized by various equipment, leasehold improvements and renovations in the Company's Connecticut facility. The Company's equipment credit line bears interest at prime plus 1/2% per annum and is collateralized by certain assets. The Company is in compliance with the credit line covenants, including maintaining certain liquidity, leverage, and tangible net worth levels.

The majority of the Company's notes payable are secured by the related real property or equipment. Certain of the notes payable contain covenants requiring the Company to maintain compliance with debt to tangible net worth, debt service coverage and current assets to current liabilities ratios as defined in the related agreements. The Company is in compliance with the notes payable covenants. In December, 1996, the Company obtained a $10 million unsecured line of credit with a commercial bank which permits borrowing levels tied to a percentage of accounts receivable and inventories. This line bears interest at prime (with LIBOR options) and expires on December 26, 1997. There were no borrowings under this line at December 31, 1996. Interest paid was $1,631,000, $1,318,000 and $803,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

The Company has never declared or paid cash dividends on its stock. The Company does not anticipate paying any cash dividends in the foreseeable future. Certain of the Company's subsidiaries' financing agreements contain limitations or prohibitions on the payment of dividends without the lender's consent.

7. Leases

The Company is obligated under capital leases for certain machinery and equipment that expire at various dates during the next five years. The gross amount of machinery and equipment under the capital leases and the related accumulated depreciation at December 31, were as follows:

                                           1996               1995
                                     ----------------   ---------------
Machinery and equipment                $10,151,000         $5,711,000
Accumulated depreciation                (2,230,000)        (1,650,000)
                                     ================   ===============
                                        $7,921,000         $4,061,000
                                     ================   ===============

                                   ATMI, Inc.
       Notes to Supplemental Consolidated Financial Statements (continued)

7. Leases (continued)

The following is a schedule of future minimum lease payments for capital leases as of December 31, 1996:


                                                              Capital
Year ending December 31:                                      Leases
                                                         ----------------
         1997                                              $ 2,390,000
         1998                                                2,327,000
         1999                                                1,923,000
         2000                                                1,144,000
         2001                                                  520,000
                                                         ----------------
Total lease payments                                         8,304,000
Less amount representing interest                           (1,040,000)
                                                         ----------------
Present value of net capital lease payments                  7,264,000
Less current portion                                        (1,837,000)
                                                         ----------------
Long-term portion                                          $ 5,427,000
                                                         ================

The Company has commitments from two lessors to provide capital lease financing totaling $7.3 million in 1997. The commitments require the Company to maintain compliance with certain financial ratios.

The Company leases office and manufacturing facilities, and certain manufacturing equipment under several operating leases. The lease for its Danbury, Connecticut facility expires in August 2005 while the EcoSys San Jose, California facility leases expire in March 2003 and the Epitronics Phoenix, Arizona facility lease expires in August 1999. ADCS leases office space under a lease which expires in May 2000. The manufacturing equipment leases expire in years 1997 through 2001. Rental expense was $2,322,000, $1,018,000 and $449,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

The following is a schedule of future minimum lease payments for operating leases as of December 31, 1996:

                                                            Operating
Year ending December 31:                                      Leases
                                                         ----------------
         1997                                              $ 2,400,000
         1998                                                2,266,000
         1999                                                2,165,000
         2000                                                1,399,000
         2001                                                  916,000
         Thereafter                                          1,827,000
                                                         ----------------

Total minimum lease payments                               $10,973,000
                                                         ================


                                   ATMI, Inc.
       Notes to Supplemental Consolidated Financial Statements (continued)

8. Income Taxes

Significant components of the provision for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows:


                                                            1996                 1995                  1994
                                                            ----                 ----                  ----
Current:
       Federal                                          $ 1,421,000          $ 1,254,000            $ 894,000
       State                                                532,000              305,000              200,000
                                                     ------------------   ------------------   ------------------
Total current                                             1,953,000            1,559,000            1,094,000
Deferred:
       Federal                                              914,000            1,092,000              505,000
       State                                                291,000              237,000              129,000
                                                     ------------------   ------------------   ------------------
Total deferred                                            1,205,000            1,329,000              634,000
                                                     ------------------   ------------------   ------------------
Income tax provision                                    $ 3,158,000          $ 2,888,000          $ 1,728,000
                                                     ==================   ==================   ==================

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                      December 31,
                                                                        ---------------------------------------
                                                                               1996                  1995
                                                                        -----------------     -----------------
Deferred tax assets:
   Accrued liabilities                                                    $   1,063,000         $     282,000
   Net operating loss carryforwards and tax credits                             829,000             2,305,000
   Inventory reserves                                                           577,000               281,000
   Other, net                                                                   702,000               590,000
                                                                        -----------------     -----------------
                                                                              3,171,000             3,458,000
   Valuation allowance                                                       (1,706,000)           (2,868,000)
                                                                        -----------------     -----------------
Net deferred tax assets                                                       1,465,000               590,000
Deferred tax liabilities:
   Depreciation                                                               1,136,000               549,000
   Capital leases                                                             1,033,000               916,000
   Other, net                                                                 3,158,000             1,784,000
                                                                        -----------------     -----------------
                                                                             (5,327,000)           (3,249,000)
                                                                        =================     =================
Net deferred tax liabilities in the financial statements                 $   (3,862,000)        $  (2,659,000)
                                                                        =================     =================

At December 31, 1996, the Company had loss carryforwards for United States federal income tax purposes of approximately $2,800,000 and research and development tax credit carryforwards of approximately $326,000 expiring in 2001 through 2010. It also had alternative minimum tax credit carryforwards of approximately $85,000, with no expiration. For state tax purposes, the Company had loss carryforwards of approximately $1,800,000 expiring between 1997 and 2000. For financial reporting purposes, a valuation allowance of $1,706,000 and $2,868,000 at December 31, 1996 and 1995, respectively, has been recognized based upon Advanced Technology Materials, Inc.'s cumulative tax loss position for such periods and to offset those deferred tax assets related to carryforwards which are limited due to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Income taxes paid for the years ended December 31, 1996, 1995, and 1994 were $3,894,000, $273,000, and
$343,000, respectively.

                                   ATMI, Inc.
       Notes to Supplemental Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to the Company's tax expense is:



                                                           1996              1995                1994
                                                            ----              ----               ----
       U.S. statutory rate                              $ 5,160,000       $ 2,712,000        $ 2,467,000
       State income taxes                                   669,000           407,000            285,000
       Income not subject to federal income taxation     (1,483,000)                -                  -
       Net operating loss carryforward utilization       (1,263,000)         (263,000)          (894,000)
       Other, net                                            75,000            32,000           (130,000)
                                                     -----------------  ----------------   ----------------
                                                        $ 3,158,000       $ 2,888,000        $ 1,728,000
                                                     =================  ================   ================

Prior to ATMI's acquisition of the ADCS Group, the stockholders of Advanced Delivery & Chemical Systems Nevada, Inc. ("ADCS Nevada") elected S-Corporation status effective April 1, 1996. In October 1996, as a result of a transfer of shares to an ineligible S-Corporation shareholder, the S status was terminated. During the period that ADCS Nevada was an S-Corporation, its earnings were not subject to federal corporate income tax. Additional federal corporate income tax of $1,483,000 would have resulted if ADCS Nevada been taxed as a C-Corporation for all of 1996, and the pro forma consolidated net income and net income per share for ATMI for the year ended December 31, 1996 would have been $10,534,000 and $0.57, respectively.

Korea has granted the Company a five year full income tax exemption from the year in which ADCS-Korea Co., Ltd. ("ADCS-Korea") has taxable income, and an additional three year 50% exemption. Since ADCS-Korea has not yet generated any taxable income, the expiration date is not currently determinable.

The Company has identified and analyzed certain deductions taken in tax returns and if such deductions are challenged, it believes that it has meritorious defenses and would vigorously defend the deductions. Management believes that if examined, the likelihood that any resulting adjustments would be material to the financial statements is remote. As there have been no challenges or judgments against the Company in connection with this issue, no amounts have been provided for in the financial statements.

9. Stockholders' Equity

In October 1995, the Company completed a public offering of 1,600,000 shares of common stock at $12.25 per share. Net proceeds to the Company of $17,193,000 were from 1,525,000 shares sold by the Company while 75,000 shares were sold for various selling shareholders. Costs of the offering, including underwriting commissions, amounted to $1,489,000.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)

9. Stockholder's Equity (continued)

Stock Plans

In May 1995, the Company's shareholders approved the adoption of the 1995 Stock Plan ("1995 Plan"), which provides for the granting of up to 500,000 nonqualified stock options, "incentive stock options" ("ISOs") and stock appreciation rights to employees, directors and consultants of the Company.

The Company's 1987 Stock Plan (the "1987 Plan"), as amended, provides for the granting of up to 1,115,833 nonqualified stock options and "incentive stock options" ("ISOs").

Under the terms of both stock plans, nonqualified options granted may not be at a price of less than 50% of the fair market value of the common stock, and ISOs granted may not be at a price of less than 100% of fair market value of the common stock on the date of grant.

Options are generally exercisable commencing one year after the date of grant at the rate of 20% per annum on a cumulative basis. Nonqualified options expire up to ten years and one month from the date of grant, and ISOs expire five to ten years from the date of grant.

                                                Number of          Option Price
                                                 Shares             Per Share
                                              --------------   -----------------
Options outstanding at December31, 1993          724,046        $  .28 - $ 7.00
    Granted                                      156,900        $ 5.00 - $ 6.38
    Canceled                                     (22,910)       $  .44 - $ 7.00
    Exercised                                    (24,440)       $  .28 - $  .53
                                                 --------       ----------------
Options outstanding at December 31, 1994         833,596        $  .28 - $  7.00
    Granted                                      305,950        $ 6.88 - $ 13.88
    Canceled                                     (27,670)       $  .53 - $  6.38
    Exercised                                   (137,571)       $  .28 - $  5.50
                                                ---------       ----------------

Options outstanding at December 31, 1995         974,305        $  .28 - $13.88
    Granted                                       92,500        $ 9.88 - $17.63
    Canceled                                     (53,590)       $  .53 - $12.50
    Exercised                                    (54,999)       $  .28 - $12.50
                                                 --------       ---------------

Options outstanding at December 31, 1996         958,216        $  .28 - $17.63
                                                 =======        ===============

At December 31, 1996, options for 567,066 shares are exercisable, and options for 239,043 shares are available for grant. The weighted average exercise price of options are $4.99 and $3.43 for 1996 and 1995, respectively. The weighted average remaining contractual life of these options is 6.5 years.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)

9. Stockholder's Equity (continued)

If compensation expense for the Company's plans had been determined for all stock option grants based on the fair value at the grant dates for awards under those plans, consistent with the method described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                             1996                  1995
                                         ---------------      --------------
                  Net income:             $11,695,000           $5,022,000
                  Earnings per share:        $.63                  $.29

During the initial phase-in period, as required by SFAS No. 123, the pro forma amounts were determined based on the stock option grants subsequent to January 1, 1995. Therefore, the pro forma amounts presented may not be indicative of the effects of compensation cost on net earnings and earnings per share in future years due to the timing of stock option grants and considering that options generally vest over a five year period.

The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995:

                                                  1996              1995
                                              -------------    -------------
             Expected dividend yield              None             None
             Risk free interest rate             6.25%             6.10%
             Expected volatility                 54.6%             58.2
             Expected life of options          7.5 years         7.5 years

The weighted average fair value of stock options granted in 1996 and 1995 was $8.21 and $6.72, respectively.

Warrants

In connection with its initial public offering, the Company granted warrants to its underwriters to purchase 131,250 common shares at $11.25 per share, which became exercisable on November 23, 1994 and expire on November 23, 1998. Additional warrants have been granted to agencies of the State of Connecticut in connection with certain loan agreements with those agencies. These warrants are for an aggregate of 70,000 shares at exercise prices ranging from $10.13 to $11.25, of which 30,000 were vested as of December 31, 1996.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)

10. Mergers, Acquisitions and Joint Ventures

On October 10, 1997, pursuant to an Agreement and Plan of Merger and Exchange dated April 7, 1997 (the "Merger and Exchange Agreement"), the Company issued 5,468,747 of its Common Stock in exchange for all the ownership interests of the ADCS Group. The ADCS Group manufactures, markets and designs ultrahigh purity specialty thin film materials and related delivery equipment for the semiconductor and semiconductor equipment manufacturing industries. The Company is continuing the business of the ADCS Group and integrating its semiconductor thin film and delivery systems product lines of the NovaMOS division into the ADCS business.

In order to accomplish the tax-free and pooling of interest treatment of the transaction contemplated by the Merger and Exchange Agreement, Advanced Technology Materials, Inc. underwent a reorganization involving the creation of a new holding company (ATMI, Inc. - the successor registrant of Advanced Technology Materials, Inc.) by means of a merger resulting in the prior registrant becoming a wholly-owned subsidiary of the holding company. Pursuant to the reorganization, each outstanding share of common stock of Advanced Technology Materials, Inc. ("ATM") was converted into one share of the Company's Common Stock. The reorganization was intended to be a tax-free transaction under the Code and has been accounted for as a pooling of interests.

Also on October 10, 1997, pursuant to an Agreement and Plan of Merger, dated as of May 17, 1997, as amended (the "Lawrence Merger Agreement"), the Company issued 3,628,571 shares of the Company's Common Stock in exchange for all of the outstanding common stock of LSL in a merger transaction. As a result, LSL became a wholly-owned subsidiary of the Company. The amount of shares issued in connection with this merger may be subject to adjustment based on the change in the net book value of LSL since December 31, 1996. LSL is an outsourcer of epitaxial processing of silicon wafers using chemical vapor deposition technology to meet customer specifications. The Company is continuing the business of LSL by integrating it with the Epitronics division of the Company which develops, manufactures, distributes and sells high performance substrates and thin film deposition services to the semiconductor industry. The acquisition of LSL was also intended to be a tax-free transaction under the Code and has been accounted for as a pooling of interests.

The former securityholders of the ADCS Group and LSL have agreed to indemnify the Company and certain of its subsidiaries and affiliates from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders and for certain tax matters. As security for these obligations, the former securityholders of the ADCS Group have delivered 750,000 shares of the Company's Common Stock which they received and the former securityholders of LSL have delivered five percent of the LSL consideration received into escrow in connection with the acquisitions by the Company of the ADCS Group and LSL.

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)

10. Mergers, Acquisitions and Joint Ventures (continued)

Non-recurring costs of approximately $9,000,000, primarily related to legal costs, accounting costs, investment banker fees and a break-up fee in connection with another transaction between LSL and another party, will be recorded as a one-time charge in the fourth quarter of 1997 in conjunction with the October 1997 closings of the ADCS Group and LSL transactions.

For the years ended December 31, 1996, 1995 and 1994 prior to the acquisitions, revenues and net income of ADCS and LSL included in the financial statements are as follows:

           Revenues:                     1996           1995            1994
           ---------               --------------------------------------------
              ATM                  $46,350,000     $30,048,000    $19,761,000
              ADCS and LSL         $42,311,000     $30,124,000    $14,999,000

           Net Income:                   1996           1995            1994
           -----------             ---------------------------------------------
              ATM                  $  3,321,000    $   554,000    $  2,636,000
              ADCS and LSL         $  8,696,000    $ 4,534,000    $  2,899,000

On December 30, 1995, the Company acquired certain assets pertaining to the Guardian Systems ("Guardian") product line of Messer Greisheim Industries, Inc. for $6,000,000. In connection with this purchase, the Company recorded approximately $4,900,000 in goodwill to be amortized over twenty years. The Guardian product line consists of flame oxidation units used in the treatment of effluent in the semiconductor industry. The product line has become part of the Company's Ecosys operation.

On May 8, 1995, the ADCS Group entered into a joint venture agreement with K.C. Tech Co., Ltd., an unrelated corporation organized under the laws of the Republic of Korea, whereby the ADCS Group obtained a 70% interest in a Korean chusik hoesa, ADCS-Korea. The purpose of the joint venture is to manufacture, sell and distribute chemicals to the semiconductor and related industries in Korea.

During 1995, the Company also acquired the assets of two businesses in exchange for 20,000 shares of its Common Stock, $550,000 in cash and a $700,000 promissory note bearing interest at prime plus 1%, payable in equal quarterly installments beginning in September 1995. In 1996, one of those businesses was subsequently sold, the $700,000 promissory note was paid in full and a note receivable of approximately $498,000 was recorded. This note receivable bears interest at 8% and is payable on October 31, 1999.

The pro forma unaudited results of operations for the years ended December 31, 1995 and 1994, for the purchase business combinations indicated above, consummated as of the beginning of each period presented, are as follows:

                                  ATMI, Inc.
      Notes to Supplemental Consolidated Financial Statements (continued)

10. Mergers, Acquisitions and Joint Ventures (continued)

                                              1995                1994
                                              ----                ----
          Revenues                         $65,590,000        $40,659,000
          Net income                         5,347,000          5,270,000
          Net income per common share             $.31               $.32

On September 15, 1994, the Company issued 698,505 shares of its Common Stock and $93,309 in cash in exchange for all of the issued and outstanding shares of common stock of Vector. In connection with this acquisition approximately $1.0 million of costs were charged to other income, net, which were non-recurring in nature and consisted primarily of professional fees, compensation costs, and provisions for miscellaneous costs associated with the integration and consolidation of Vector with the Company.

The Vector acquisition was treated as a pooling of interests. For the nine months ended September 30, 1994 prior to the acquisition, revenues and net income of Vector included in the financial statements are $3,149,000 and $208,000, respectively.

11. Asset Sale and Restructuring Agreement

On September 28, 1994, the Company executed an Asset Sale and Restructuring Agreement whereby certain assets of a majority owned subsidiary, valued at $0.2 million, were sold in exchange for approximately $2.7 million in cash and a royalty on future sales of certain products. A gain of approximately $4.6 million was recognized as a result of the transaction which is included in other income, net. Revenue generated by these assets was $4,569,000. The net loss incurred was $26,000 for the period from January 1, 1994 to September 28, 1994.

12. Commitments and Contingencies

On May 15, 1997, LSL settled patent infringement litigation with an equipment manufacturer, related to equipment used by LSL that was purchased from another manufacturer. Under the terms of the related settlement agreement, LSL agreed to pay the manufacturer $2,000,000 and purchase reactors from the manufacturer assuming LSL's business conditions justify such purchases. LSL has committed to purchase a reactor at an approximate fair market value of $2,500,000. LSL accrued the $2,000,000 relating to the litigation settlement in the accompanying financial statements for the year ended December 31, 1996.

13.  Geographic Data

During 1996, 1995, and 1994, the Company had export sales of approximately 29%, 25%, and 25%, respectively. Sales to Asia, primarily Korea, were approximately 23%, 19% and 19% of the Company's revenues.

Quarterly Results of Operations (unaudited)

(Thousands of Dollars, except per share amounts)

1996                       ------------------------Quarter-------------------------       Year
-----------------------------------------------------------------------------------------------------
                              First         Second          Third         Fourth
       Net sales             $ 21,185       $ 22,835       $ 23,056       $ 21,585       $ 88,661
       Gross profit            12,473         11,627         12,110         11,220         47,430
       Net income               2,915          3,258          4,389          1,455         12,017

       Income per share       $.16           $.18           $.23           $.08           $.65

1995                       ------------------------Quarter-------------------------       Year
-----------------------------------------------------------------------------------------------------
                              First         Second          Third         Fourth

       Net sales             $ 11,655       $ 14,989       $ 15,643       $ 17,885       $ 60,172
       Gross profit             5,665          7,875          7,507          9,402         30,449
       Net income              (1,265)         1,929          1,846          2,578          5,088

       Income per share      $(.08)          $.12           $.11           $.15           $.30

                                     -22-